Exhibit 99.1

Flat Rock Capital Corp. Announced Expansion of Financing Facility with State Bank and Trust to $30 Million

New York, New York, December 12, 2018 ˗ Flat Rock Capital Corp. announced today that it has increased its total borrowing capacity to $30 million on its financing facility with State Bank and Trust. The expansion of the four-year revolving credit facility includes the addition of Hitachi Business Finance to the lender group.

“We want to thank our new partner, Hitachi Business Finance in helping us expand our capacity to support the growth of middle market businesses throughout the U.S” said Robert Grunewald, CEO of Flat Rock Global.  “As equity market volatility has increased, we continue to see unique opportunities through investments in first lien, senior secured loans to middle market businesses”

About Flat Rock Capital Corp.

Flat Rock Capital is a credit fund providing financing solutions to U.S. middle market businesses. The Company invests exclusively in first lien, floating rate loans to provide financing for change of ownership transactions, strategic acquisitions, recapitalizations and growth initiatives in partnership with business owners, management teams and financial sponsors. Flat Rock Capital’s objective is to preserve capital while generating current income for its investors. Flat Rock Capital has elected to be regulated as a business development company ("BDC") under the Investment Company Act of 1940 and is externally-managed by Flat Rock Global, LLC, an SEC-registered investment advisor focusing on credit-driven strategies.

About Flat Rock Global, LLC:

Flat Rock Global is an alternative credit manager, delivering to RIAs, family offices and institutional investors, yield driven investment strategies, in less efficient sectors of the market, through an industry leading “Investor First” fee structure.

Flat Rock Global is also the investment advisor to Flat Rock Opportunity Fund, an interval fund investing predominantly in CLO equity.

To learn more about the firm, please visit www.flatrockglobal.com

For any inquiries regarding the release, please contact our investor relations team at info@flatrockglobal.com or (212) 596-3421.